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BLOCKBUSTER INC.
(Name of Registrant as Specified in its Charter)

GREGORY S. MEYER, CFA
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An Ineffective Board Leads to Missed Opportunity at Blockbuster

NEW YORK, NY, April 12 - An Open Letter to Blockbuster Inc. Stockholders

April 12, 2010

Fellow Blockbuster Stockholders,

The purpose of this letter is to provide you with critical information to support my candidacy for a Blockbuster (NYSE: BBI, BBIB) board seat.  On April 8th 2010, Blockbuster issued a press release in response to my preliminary proxy filing to comment on the current slate of Board Nominees.  In the release, CEO Jim Keyes stated “While we have an appreciation for Mr. Gregory Meyer’s investment and interest in the company, those are not sufficient reasons for his candidacy for the board.”  I agree with Mr. Keyes on this point.  What is a very important criterion for a director, however, is the ability to provide insightful strategic guidance to ensure the company steers clear of pitfalls and seizes attractive market opportunities that both protect and create shareholder value.

The 2005 Letter
As one concrete example of my doing just that, I have attached a letter (Exhibit 1) which I sent to a key member of the Blockbuster Inc. Board of Directors in May of 2005, when BBI was trading above $9 per share.  The identity of the director has been redacted to protect his privacy.  The content of the letter speaks for itself, as does the failure of the Blockbuster board to act on its message, to the detriment of all stakeholders.   Imagine what Blockbuster’s balance sheet would look like today if the firm had saved $140 million annually for the past 5 years.  Shareholders should keep in mind that at the time the letter was sent, the leading kiosk operator had just a few hundred machines installed nationwide compared to well over 20,000 today, and that firm would have had severe difficulty raising financing had Blockbuster entered the kiosk channel in a meaningful way, which it could have done with minimal capex.  This missed opportunity is the reason one of Blockbuster’s toughest competitors exists today.

The facts are clear:  if Blockbuster had paid attention to my guidance five years ago, the company would likely be in a much stronger position today and shareholders would be much better off.  And no, this is not just about the DVD kiosk industry or any one specific alternative distribution channel.  This is about promoting a highly functioning board that has the economic incentive and industry knowledge required to think strategically at a high level and make decisions that build value over time. Readers should remember that the missed opportunity in the kiosk sector came shortly after Blockbuster had been ‘Netflixed’.  I feel strongly that there is a lot of intrinsic value in Blockbuster and enormous potential to return the company to profitability and growth if the right decisions are made going forward.

Is continuity of mediocrity desirable?
In Blockbuster’s April 8th press release, Keyes states that Mr. Crystal’s “continuity in board service, along with the others on the company’s slate, will play a key role in our success at Blockbuster.”  It is debatable whether continuity of board service is desirable when that board has presided over a 95% decrease in shareholder value over the past three years.

I can assure shareholders that as a board member, I would not act as a disruptive force but would instead look to work constructively with the other directors and management to identify ways to protect and create shareholder value.   I would leverage my experience in the home entertainment industry and proven track record of providing valuable strategic guidance to benefit the Company.  While adding an entire new slate of directors to any board would likely be disruptive, it is hard to argue that the addition of just one individual qualified director to an existing slate of incumbent directors would be anything but beneficial to the interests of shareholders.

Keyes can easily avoid the costs and distraction of a proxy contest
As to the assertion that I am waging a costly and disruptive proxy contest, shareholders deserve to know that I formally contacted Mr. Keyes and the board’s Nominating Committee in February of this year in an effort to pursue my objective of joining the board in a cooperative manner.   Mr. Keyes ultimately made it clear to me during a telephone call in March that he didn’t want me on the board and the only choice I had to be elected to the board was to take the vote to the Company’s shareholders, which is what I am doing.

Jim Keyes can very easily make the decision to spare Blockbuster shareholders a costly and disruptive proxy contest.   If indeed Keyes feels strongly about Crystal’s value, he can simply add me to the slate of current director nominees with Crystal for election at the upcoming Annual Shareholders Meeting.  This would represent a positive, stockholder friendly step that would bring an additional perspective and skill set to benefit the Company and would enable the board and management to focus their full attention on the business of the company and the pursuit of its strategic plan. Shareholders will find it unconscionable if Keyes instead chooses voluntarily to waste the Company’s scarce capital to perpetuate a prolonged proxy contest with the sole objective of keeping me and my proven track record of strategic thinking off the board.  Let’s hope Mr. Keyes makes the right decision.  I appreciate your support.

Respectfully,

/s/ Gregory S. Meyer

Gregory S. Meyer, CFA

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT  AND OTHER  DOCUMENTS RELATED TO  SOLICITATION  OF PROXIES BY GREGORY S. MEYER  RELATING TO BLOCKBUSTER INC.’S ANNUAL MEETING SCHEDULED FOR MAY 26, 2010 (A) WHEN AND IF THEY  BECOME  AVAILABLE,   BECAUSE  THEY  WILL  CONTAIN  IMPORTANT  INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN  ANY  SUCH  PROXY SOLICITATION,  AND (B) WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF BLOCKBUSTER, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

Contact:	Gregory S. Meyer, CFA (212) 444-8784 BBIStockholders@gmail.com

Exhibit 1

DVDXpress, Inc. 515 West 20th Street, 7th Floor New York, NY 10011 May 25, 2005

XXX
ADDRESS

Dear xxx:

The purpose of this letter is to describe one way that Blockbuster can achieve immediate and significant cost savings in a manner that will serve both shareholders and customers.  You should also note that this information was presented to Blockbuster’s senior management over a year ago and while they acknowledged that these steps made solid strategic sense, no action was taken.

Given the current environment of the video rental industry, it is clear that operational cost savings must be achieved wherever possible to offset the stagnant to declining topline revenues.  Other than purchasing the media content, the cost structure of this business boils down to two major components:  labor and real estate.

Labor costs can be significantly reduced through the use of Automated DVD rental kiosks which enable customers to rent DVDs 24/7 while at the same time reducing store hours.  If store hours were reduced by just 3 hours per day, we estimate that Blockbuster’s 6500 stores could achieve over $140 million per year in cost savings.  This could be done without diminishing the value proposition to customers.  In fact, by having a DVD rental kiosk in its front window, Blockbuster could offer DVD rentals 24/7 and thereby actually increase its topline revenues with a reduced cost base.

I am the Managing Director of a company that has pioneered the DVD rental kiosk concept in the New York Metropolitan area and beyond.  We are probably more conversant with both the technological and the marketing aspects of this business than anyone in the world.  We know what works, where, and why.

With major corporations like McDonalds and Safeway Supermarkets now pressing forward with DVD rental kiosks in their retail locations, Blockbuster can no longer afford to ignore this new distribution method which has the ability to reduce its operating costs and provide its customers with an in-demand convenience.

As a next step, I suggest that we schedule a meeting during which we can discuss our Program with you in more detail and answer any questions you may have.  I will follow up with you during the week of May 30th to see if we can arrange a meeting. Should you need to contact me before then, I can be reached at (212) xxx-xxxx or via email at gmeyer@dvdxpress.net.

We are committed to helping Blockbuster achieve significant cost savings and provide a service that will delight its customers.

Sincerely,

/s/ Greg Meyer

Greg Meyer
DVDXpress, Inc.
Email:  gmeyer@dvdxpress.net
T: (212) xxx-xxxx